Exhibit 99.a)                                                        Page 4 of 7




               (1) RONSON REPORTS SALES AND RESULTS OF OPERATIONS
                          IN THE FIRST QUARTER OF 2008
                                       AND
               (2) RONSON RELEASES PRESIDENT'S REVIEW LETTER FROM
                             ITS 2007 ANNUAL REPORT


Somerset, N.J., May 2, 2008 - Ronson Corporation (NASDAQ Capital Market RONC) (the "Company") today reported its Net Sales and Results of Operations for the first quarter 2008 in comparison with the first quarter 2007.

In addition, Ronson Corporation released the Company's March 20, 2008 President's Review letter from its 2007 Annual Report to shareholders. The Annual Reports are being mailed to shareholders today. The President's Review letter to shareholders follows the Company's report on sales and results of operations in the first quarter of 2008.


I. Sales and Results of Operations in the First Quarter of 2008

         The Company today reported its Net Sales and Results of Operations for the first quarter 2008 in comparison with the first quarter 2007.

         The Company's Net Sales increased to $6,596,000 in the first quarter of 2008 as compared to $6,097,000 in the first quarter of 2007, an increase of 8%. The Company's Net Loss of $261,000 in the first quarter of 2008 compares to 2007's Net Loss of $92,000.

         Ronson Corporation's operations include its wholly-owned subsidiaries:
         1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.





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                                                                     Page 5 of 7

                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     2008           2007
                                                     ----           ----
For The Quarter Ended March 31:

Net sales                                         $6,596,000     $6,097,000
Earnings (loss) from operations before other
    earnings                                        (170,000)        52,000
Other earnings                                            --         35,000 (1)
Earnings (loss) from operations                     (170,000)        87,000
Loss before income taxes                            (423,000)      (134,000)
Income tax benefits                                 (162,000)       (42,000)
Net loss                                            (261,000)       (92,000)

Net loss per common share
   Basic                                          $     (.05)    $     (.02)
   Diluted (3)                                          (.05)          (.02)

Average common shares outstanding (2):
   Basic                                           5,084,000      5,055,000
   Diluted (3)                                     5,084,000      5,055,000


FOOTNOTES
---------

(1) The Other Earnings in the quarter ended March 31, 2007 were the insurance reimbursements for legal fees incurred as a result of the two lawsuits filed by the same stockholder, net of the related legal fees. The lawsuits were settled in December 2007.

(2) On February 1, 2008, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.

(3) Diluted Net Loss per Common Share includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for the quarter ended March 31, 2007 and, therefore, were excluded from the computation of Diluted Net Loss per Common Share for that period.





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                                                                     Page 6 of 7

II.      Ronson's President's Review Letter from Its 2007 Annual Report to
         -----------------------------------------------------------------
         Shareholders
         ------------

         The Company's Net Sales of $26,246,000 in the year 2007 were lower as compared to $29,244,000 in 2006. The Company's Net Loss of $(597,000) in the year 2007 compares to a net profit of $67,000 in 2006.

         There were two significant events which impacted our earnings in 2007, one related negatively to Ronson Consumer Products Corporation in the USA and the other related positively to Ronson Aviation, Inc. at Trenton-Mercer Airport, Trenton, NJ. These events both had a detrimental effect on the Company's Earnings before Income Taxes in 2006 and 2007. Both events are nonrecurring. These were:

         Event #1 - There was a sizable sale of about $960,000 in 2006 of Ronson fuels to a distributor in China, intended solely for the China domestic market. Contrary to our understanding, the distributor shortly thereafter returned the Ronson fuels back into the U.S. domestic market to a third party without authorization. The unauthorized return of Ronson fuels to a third party and their sales into the U.S. market by that third party significantly reduced domestic sales in 2006 and 2007.

         Event #2 - Results in 2006 and 2007 also reflected the effects of the Company's investment of about $3.3 million for Ronson Aviation, Inc.'s (RAI's) construction of a new 19,200 sq. ft. hangar at Trenton-Mercer Airport. The investment complied with Mercer County's requirement for a sizable investment to extend RAI's favorable lease for an additional twenty-five years. The new hangar, completed near the end of 2007, tied up sizable cash funds during the construction and did not contribute revenue or earnings until the end of 2007. The new hangar, now operational, has a positive effect on the Company. The investment enables the Company to increase its earnings from additional rental space and fuel sales and, therefore, we believe that it will prove to be a sound investment.

         Ronson Consumer Products Corporation
         ------------------------------------

         In the third quarter of 2008, two new consumer products are scheduled for launch in our U.S.A. and Canadian markets. These are the Ronson Cookette, a portable butane cooking burner that warms or cooks, indoors or out, and the Ronson Luster Lite, a portable butane luminaire. These products use the widely-distributed Ronson Multi-Fill butane fuel. Steps are being taken, within our resources, to expand the Company's sales and marketing. The effects of these steps should assist the growth of consumer product sales this year and thereafter.

         Ronson Aviation, Inc.
         ---------------------

         Ronson Aviation, Inc. (RAI), located on 18 acres at the Trenton-Mercer Airport in New Jersey, provides aviation-related sales and services to the general public, industry and the U.S. government. The services include aircraft fueling, rental of hangar and office space, air cargo handling, aircraft service, repairs, and avionic installations. RAI's new hangar/office construction was completed in mid-November 2007. It will assist sales growth in three operations areas: sales of jet fuel to corporate and private jets, space rentals, and maintenance services.

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                                                                     Page 7 of 7

         It is noteworthy, as previously mentioned, that RAI's important long-term lease at the Trenton-Mercer Airport has been extended 25 years to 2032. The operations of RAI are a major profit contributor to the Company.

         Initiated in 2002, the Sarbanes-Oxley Act has imposed substantial annual costs that we believe are disproportionately high for microcap public companies such as us. In 2007 public companies were required to be in compliance with the new Section 404 of the Sarbanes-Oxley Act. In that regard, we incurred in the fourth quarter of 2007 an expense of $72,000 for the first year of compliance with Section 404. Section 404 costs are expected to be lower for the year 2008 and future years.

         The Company's Board of Directors on February 1, 2008 declared a 5% stock dividend on the Company's outstanding common stock. The 5% stock dividend will be issued on April 15, 2008 to stockholders of record March 28, 2008. The 5% stock dividend increased the outstanding common shares of the Company to about 5,084,000 shares.

         We believe the perspective for the year ahead improves measurably when we take into account the above mentioned events #1 and #2 combined with the Company's recent settlement in December 2007 of the costly four year litigation with a shareholder. Furthermore, as recently as this month, the price increases of oil reached $110 a barrel. Because oil is an ingredient of Ronson's fuels Ronsonol and Multi-Fill butane, profit margins of these consumer products are affected. We are not typically able to pass on all of such oil price increases to our customers. Notwithstanding these circumstances, including the recent downward trend in the U.S. economy as well as global uncertainties, I believe Ronson is well positioned for improved operations and results this year.


This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.



COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300